THIS TERMINATION AGREEMENT DATED AS OF THE 23 rd DAY OF JULY 2008

BY AND BETWEEN:

CYBERMESH INTERNATIONAL CORP. a Nevada corporation having its registered office at 200-245 East Liberty Street, Reno, Nevada, USA.

(the “ACQUIRER”)

AND

CYBER MESH SYSTEMS INC. a British Columbia Corporation having its office at Suite 302 - 3602 Gilmore Way, Burnaby, British Columbia,

(the “SELLER”)

THIS TERMINATION AGREEMENT, dated July 23, 2008, is intended to formally terminate the Asset Agreement sale and acquisition Agreement (the "Agreement") dated as of February 28 2008, by and between Cybermesh International Corp.(formerly known as Smokers Lozenge Inc.), a Nevada corporation ("Acquirer") and Cyber Mesh Systems Inc, a British Columbia corporation ("Seller").

PREAMBLE

WHEREAS Paragraph 5.1 of the Agreement provides as follows:

     “Conditions Precedent to Acquirer’s Obligations. Acquirer’s obligations to proceed with the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions (any one or more of which may be waived in whole or in part by Acquirer in its discretion):
     Minimum Cash of Acquirer at or before closing. At or before the date of closing, the Acquirer shall have a minimum of$400,000 USD cash on deposit at the Acquirer’s bank or expended or advanced as required prior to closing to meet the day to day expenses of the business operations of the Acquirer.”

AND WHEREAS the Agreement was to close not later than the 30th day of May 2008 but the ACQUIRER was unable or neglected to meet the minimum financial commitments set forth in Paragraph 5.1(a) of the Agreement prior to or on closing and requested extensions of the Agreement to satisfy the aforesaid condition; the Seller granted extensions by way of the following extension agreements dated May 30th 2008 and June 30th 2008 but the Acquirer was unable or neglected to

1

meet the terms set forth in the extension Agreements and neither party waived the conditions precedent.

AND WHEREAS the Acquirer agreed to pay the auditors, accounting and legal fees of the Seller incurred as a result of entering into the intended Asset acquisition agreement and these accounts remain unpaid by the Acquirer

AND WHEREAS Paragraph 5.3 of the Agreement provides as follows:

“Termination.

(a) When Agreement May Be Terminated. This Agreement may be terminated at any time consent of Acquirer, Marc Santos and David Holmes and the Company; (ii) by Acquirer if misrepresentation by Company, Marc Santos and David Holmes of any material fact, a material of its warranties or covenants set forth herein, or if any of the conditions specified in Section fulfilled within the time required and shall not have been waived by Acquirer; (iii) by Company, Holmes if there has been a breach by the Acquirer of any of its warranties or covenants set conditions specified in Section 5.2 hereof shall not have been fulfilled within the time required waived by Company, Marc Santos and David Holmes.”

(b) Effect of Termination. In the event of termination of this Agreement by either Company, Holmes or Acquirer as provided above, this Agreement shall forthwith terminate and there of either Company, Marc Santos and David Holmes or Acquirer, except for the liabilities Agreement prior to such termination.”

AND WHEREAS the Acquirer and Seller intend for this Termination Agreement to document the mutual agreement of the Acquirer and Seller to terminate the Agreement;

NOW, THEREFORE in consideration of the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration and the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1. TERMINATION

1.1 The Agreement shall be deemed terminated as of the date hereof and the Sale of Assets contemplated thereunder shall be deemed abandoned as of the date hereof and the Seller shall remain the sole and absolute owner of the assets described in the Agreement and contemplated to be sold in the Agreement.

ARTICLE 2. MUTUAL WAIVERS AND RELEASE

2.1 Notwithstanding any provision of the Agreement, in order to bring closure to the transactions contemplated by the Agreement, Acquirer on behalf of itself, directors, officers, employees, successors and assigns, and Seller and their directors, officers, employees, successors and assigns (collectively, the "Releasing Parties") without admitting any fault or liability on the part of any other Releasing Party, determined it is in their best interest to resolve any and all claims and disputes that have arisen or could arise among them as a compromise and settlement of any and all claims.

2.2 Accordingly, the Releasing Parties hereby release one another from any and all claims, demands, liabilities, actions or causes of action, suits, proceedings, indemnities, covenants, contracts, agreements, acts occurrences, omissions, debts, duties, compensation, costs, expenses, attorneys' fees, liens, sums of money, and damages or other obligations whatsoever, which any Releasing Party has, has had, or might have in the future, whether known or unknown, liquidated or unliquidated, contingent or non-contingent, suspected or unsuspected, past or present, disclosed or undisclosed, directly or indirectly, foreseeable or unforeseeable, in law, equity, or otherwise, whether based in contract, tort, or any other theory of recovery, whether for compensatory, punitive or other damages, which have arisen, or which might arise in the future, including without limitation, arising out of, or related to, the Agreement ("Released Claims").

2.3. Each Releasing Party does hereby jointly and severally, fully and forever, irrevocably remise, release, acquit, satisfy and forever discharge the other Releasing Party, its parent and subsidiary corporations, shareholders, directors, officers, employees, agents, servants, affiliates, successors and assigns from each of the Released Claims.

2.4. Each Releasing Party expressly agrees that it will not, directly or indirectly, file or cause to be filed, either individually or in any representative capacity, any claim now or forevermore against any Releasing Party which claim could have been filed against any Releasing Party as of the date of the execution hereof. It is the specific intent and purpose of this Article 2 to be a full, final and complete, remise, release, discharge, compromise, settlement, accord and satisfaction of any and all claims or causes of action of any kind or nature whatsoever, whether known or unknown, and whether specifically mentioned or not, which may exist or might be claimed to exist from the beginning of time to the date hereof. Each Releasing Party does hereby specifically waive any claim or right to assert that any cause of action or alleged cause of action or claim or demand which has, through oversight or error or intentionally or unintentionally, been included from this Release. Each Releasing Party acknowledges and agrees that they each are prohibited hereunder from asserting a Released Claim against any Releasing Party.

ARTICLE 3 PUBLIC COMMUNICATIONS

3.1 Seller and Acquirer shall agree as to the form and substance of the initial public disclosure of the termination of the Agreement, PROVIDED, THAT nothing in this Article 3 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

3.2 The Parties hereby agree and covenant that they shall refrain from making any statement disparaging each other. Without limiting the generality of the foregoing, the Parties will refrain from making negative references to any other Party's services or skills, regulatory condition, practices, policies, officers, shareholders, employees and agents, or take any other action that may disparage any other Party or any Party's organization, affiliates, subsidiaries, directors, officers, employee or agents, any Party's good name, any actions taken by any Party, or the reputation of any Party, to any member of the public, to any employee, agent or contractor of any Party, to any representative of the news media, to any representative of an entity or regulatory body, or to any representative of or employee of any government, whether state or federal. The Parties specifically agree and covenant to refrain from publishing false, deceptive, or disparaging communications to anyone regarding the other Party.

ARTICLE 4. REPRESENTATION OF THE PARTIES

4.1 Each Party, on behalf of itself and its Related Parties, represents and warrants to the other Party as follows:

(a)	Such Party is duly organized and validly existing under the laws of the jurisdiction of its organization and is in good standing in such jurisdiction.

(b)	Such Party has all requisite legal and corporate power and authority to execute, deliver and perform the obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance on behalf of itself and its Related Parties.

(c)	This Agreement constitutes a valid and binding obligation of such Party and it’s Related Parties (as applicable), enforceable against such Party and Related Parties in accordance with its terms.

(d)	The execution and delivery of this Agreement by such Party do not, and the performance by such Party of the transaction contemplated by this Agreement do not: (i) conflict with, or result in a violation or breach of, any provision of its charter or bylaws (or equivalent organizational documents), (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice of lapse of time, or both) a default under or require a consent or waiver under, any of the terms, conditions or provisions of any contractual restriction binding on such Party or affecting such Party or any of its assets; or (iii) conflict with or violate any order or judgment of any court or other agency of government applicable to such Party or any of their assets

(e)	All governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

ARTICLE 5. MISCELLANEOUS

5.1 Any defined terms not explicitly defined herein shall have the meaning set forth in the Agreement.

5.2 Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation", and such terms shall not be limited by enumeration or example.

5.3 Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

5.4 Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

5.5 To the extent permitted by Law, this Agreement only may be amended by a subsequent writing signed by each of the Parties.

5.6 All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused):

ACQUIRER; #200-245 East Liberty Street, Reno, Nevada, USA

SELLER: Suite 302 -3602 Gilmore Way, Burnaby, British Columbia
Copy to Counsel:

5.7 Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the Province of British Columbia. The Parties all expressly agree and acknowledge that the Province of British Columbia has a reasonable relationship to the Parties and/or this Agreement. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

5.8 The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached and that money damages would not be an adequate remedy for any breach of this Agreement, It is accordingly agreed that in any provision seeking specific performance each of the Parties shall waive the defense of adequacy of a remedy at law. Each of the Parties shall be entitled to an injunction or injunctions to prevent to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

5.9 This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

5.10 The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

5.11 Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

5.12 Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Termination Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CYBERMESH INTERNATIONAL CORP.

/s/ Dudley Delapenha
By:
Name: Dudley Delapenha

CYBER MESH SYSTEMS INC.
/s/ Marc Santos
By:
Name: Marc Santos